Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Completes Acquisition of Matrix Medical Network

TUCSON and SCOTTSDALE, ARIZONA – October 23, 2014 — The Providence Service Corporation (Nasdaq: PRSC), a leader in the management and provision of human social services, innovative global employment services and non-emergency transportation through a variety of government-sponsored programs, announced today that it has completed the acquisition of CCHN Group Holdings, Inc. (“Matrix Medical Network” or “Matrix”), a Scottsdale, Arizona provider of in-home health assessment and care management services and a portfolio company of Welsh, Carson, Anderson & Stowe XI, L.P. (“Welsh Carson”), effective October 23, 2014. The companies had announced the signing of an acquisition agreement on September 18, 2014.

Consistent with terms previously reported, Providence paid at closing an aggregate purchase price of $400 million, including $360 million in cash and 946,722 shares of Providence common stock with a value of $40 million as of close of trading on September 17, 2014. The cash portion of the purchase price was financed with a new $250 million term loan tranche, a $65.5 million short term note from Coliseum Capital, as well as cash from the company and borrowings under Providence’s existing $240 million revolving credit facility. The short term note financing was provided as a bridge to the closing of the anticipated sale of convertible preferred stock to be issued in a rights offering to Providence’s existing stockholders and backstopped by Coliseum Capital. Additional details regarding the anticipated rights offering will be included in the Company’s Current Report on Form 8-K which is expected to be filed on or before October 29, 2014.

Robert Wilson, Chief Financial Officer, commented, “The current financing structure is more favorable to the company than the more rigid high yield debt structure initially contemplated by Providence. The benefits include a lower cost of capital, lower interest burden and a higher level of financial flexibility moving forward.”

Warren Rustand, Chief Executive Officer added, “We are pleased that Coliseum, a major shareholder, stepped in to support the company as we revised our financing plans surrounding the acquisition of Matrix. Together with Matrix, led by newly appointed Matrix Chief Executive Officer Walt Cooper, we are poised to deliver a broader range of healthcare services across a greater number of markets and communities. Matrix is well positioned to continue to take advantage of the strong growth trends in the Medicare Advantage market due to the expanding senior population and is expected to be a meaningful contributor to our results. Our combined scale and collective capabilities will allow us to deliver even greater value to patients, payers, and providers. We look forward to working with Matrix under the Providence umbrella as we build a pre-eminent healthcare services company.”

About Providence Service Corporation

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members; (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; and (5) social improvement, employment and welfare services to various international government bodies and corporations. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 59,900 and 250,500 human services and workforce development services clients, respectively, with approximately 19.5 million individuals eligible to receive the Company’s non-emergency transportation services. Its workforce development services include 160 delivery sites spanning 10 countries.

About Matrix Medical Network

Matrix Medical Network is headquartered in Scottsdale, Ariz., and provides in-home health assessment and care management services that help health plans provide high-quality care at a lower cost. For more information, visit www.MatrixForMe.com.

This press release does not constitute an offer or solicitation to sell shares or securities in Providence or any related or associated company, including pursuant to the rights offering. Any such offer or solicitation will be made only by means of an effective registration statement and in accordance with the terms of all applicable securities and other laws.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated rights offering and our higher level of financial flexibility going forward. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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